CARL R. REYNOLDS
                         ATTORNEY AND COUNSELLOR AT LAW

701 REYNOLDS ARCADE                                           AREA CODE 716
16 EAST MAIN STREET                                           TEL: 454-5490
ROCHESTER, NEW YORK 14614                                     FAX: 325-3687




                                            January 6, 1998




New Sky Communications, Inc.
720 Reynolds Arcade
16 East Main Street
Rochester, New York  14614

RE: S-8 Registration Statement of 3,000,000 Common Shares of the Company Pursuant to an Agreement dated July 2, 1996 between the Company and Frank LaLoggia

Gentlemen:

My opinion has been requested as to whether the shares referred to above, of the common stock of New Sky Communications, Inc., may be legally registered by the Company.

I have been advised by the company that during the last twelve (12) months, the company has filed all reports required to be filed by it under Section 13 or
Section 15(d) of the Securities Act of 1934.

It is my opinion that the shares to be issued pursuant to the Agreement dated July 2, 1996 between the Company and Frank LaLoggia may be legally issued, that the issuance of such shares and the Agreement have been duly authorized by the Board of Directors of the Company and that upon issuance the shares will be fully paid and non-assessable.

                                              Very truly yours,


                                              /s/ Carl R. Reynolds
                                              CARL R. REYNOLDS